Federal Kemper Life Assurance Company
1600 McConnor Parkway, Schaumburg, Illinois  60196-6801

AMENDMENT TO CONTRACT TO QUALIFY A ROTH INDIVIDUAL RETIREMENT ANNUITY ("ROTH IRA") UNDER SECTION 408A OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED ("CODE")

As used in this Amendment: "contract" means the contract or certificate to which this Amendment is attached; "Annuitant," "You," "Your," and "Yours" mean the Contract Owner. This Amendment is made a part of the contract. It is issued by Federal Kemper Life Assurance Company (We, Us, Ours) to qualify the contract as a Roth Individual Retirement Annuity ("Roth IRA") under Section 408A of the Internal Revenue Code of 1986, as amended ("Code"). Where provisions of this Amendment are inconsistent with the provisions of the contract, the provisions of this Amendment shall control. The contract is amended to restrict Your rights or the rights of any beneficiary, and to limit contributions, as follows:

1. The Annuitant will be the individual owner of any Roth IRA established under the contract. This Roth IRA is established for the exclusive benefit of You and Your beneficiaries. Separate records will be maintained for the interests of each individual. Your interest under the contract is nonforfeitable at all times. In particular, the contract may not be sold, assigned, discounted, or used as collateral for a loan or as security for the performance of any obligation or for any other purpose, or to any person other than a transfer incident to a divorce or a separation instrument. The assets of the contract will not be commingled with other property except in a common trust fund or a common investment fund. No part of this Roth IRA will be invested in life insurance contracts.

2. At least once each calendar year, We shall furnish You or Your payee a report concerning the status of the contract and such information concerning required minimum distributions as is prescribed by the Commissioner of the IRS.

3. Excess contributions are refundable upon Your written request to Us. Any refund of premiums (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund toward the payment of future premium or the purchase of additional benefits.

4.   The contract will accept contributions only as follows:

     A. Except in the case of a qualified rollover contribution or a recharacterization, no contribution will be accepted unless it is in cash and the total of such contributions to all Your Roth IRAs and IRAs for a taxable year do not exceed the applicable amount (as defined below), or Your compensation (as defined below), if less. This contribution shall not exceed the lesser of the applicable amount or Your compensation referred to below as a "regular contribution." A "qualified rollover contribution" is a rollover contribution that meets the requirements of Code Section 408(d)(3), except the one rollover per year rule of Code Section 408(d)(3)(B) does not apply if the rollover contribution is from an IRA other than a Roth IRA. Contributions are limited as outlined below. Contributions may be made without respect to Your age.

          If You are under age 50, the applicable amount You may contribute is:
          $3,000 for any taxable year through 2004; $4,000 for any taxable year beginning in 2005 through 2007; and $5,000 for any taxable year beginning in 2008 and years thereafter. If You are age 50 or older, the applicable amount You may contribute is: $3,500 for any taxable year through 2004; $4,500 for any taxable year beginning in 2005; $5,000 for any taxable year beginning in 2006 through 2007; and $6,000 for any taxable year beginning in 2008 and years thereafter. After 2008, these limits will be adjusted by the Secretary of the Treasury for cost of living increases. These adjustments will be multiples of $500.

          If (1) or (2), as follows, apply, the maximum regular contribution that can be made to all Your Roth IRAs for a taxable year is the smaller of the amount determined under (1) or (2).

               (1) The maximum regular contribution is phased out ratably between certain levels of Modified Adjusted Gross Income ("MAGI") as follows:

               Filing Status                      Full Contribution     Phase Out Range               No Contribution
               Single or Head of Household        $95,000 or less       Between $95,000 and $110,000  $110,000 or more
               Joint Return or Qualified Widower  $150,000 or less      Between $150,000 and $160,000 $160,000 or more
               Married-Separate Return            $0                    Between $0 and $10,000        $10,000 or more

               If Your MAGI for a taxable year is in the phase-out range, the maximum regular contribution determined by this table for the taxable year is rounded up to the next multiple of $10 and is not reduced below $200.

               (2) If you make regular contributions to both Roth and non-Roth IRAs for a taxable year, the maximum regular contribution that can be made to all Your Roth IRAs for that taxable year is reduced by regular contributions made to Your non-Roth IRAs for the taxable year.

     B. A qualified rollover contribution from a non-Roth IRA cannot be made to this Roth IRA if, for the year the amount is distributed from the non-Roth IRA: (i) You are married and file a separate return; (ii) You are not married and have MAGI in excess of $100,000; or (iii) You are married and together You and Your spouse have MAGI over $100,000. For this purpose, You and Your spouse are not treated as married for the taxable year if You have lived apart at all times during that taxable year and file separate returns for that taxable year.

     C. Recharacterization. A regular contribution to a non-Roth IRA may be recharacterized pursuant to the rules in regulation 1.408A-5 as a regular contribution to this Roth IRA, subject to the limits above.

     D. MAGI. For purposes of paragraphs A & B, Your MAGI for a taxable year is defined in Code Section 408A(c)(3)(C)(i) and does not include any amount included in adjusted gross income as a rollover from a non-Roth IRA (a "conversion").

     E. For purposes of this section, compensation means: wages, salaries, professional fees, or other amounts derived from or received for personal service actually rendered (including, but not limited to commissions paid to salespersons, compensation for services on the basis of a percentage of profits, commissions on insurance premiums, tips, and bonuses); and includes earned income, as defined in Code
          Section 401(c)(2) (reduced by the deduction the self-employed individual takes for contributions made to a self-employed retirement plan). For purposes of this definition, Code Section 401(c)(2) shall be applied as if the term trade or business for purposes of Code
          Section 1402 included service described in subsection (c)(6). Compensation does not include amounts derived from or received as earnings or profits from property (including, but not limited to interest and dividends) or amounts not includible in gross income. Compensation also does not include any amount received as a pension or annuity or as deferred compensation. The term "compensation" shall include any amount includible in Your gross income under Code Section 71 with respect to a divorce or separation instrument described in subparagraph (A) of Code Section 71(b)(2). In the case of a married individual filing a joint return, the greater compensation of You or Your spouse is treated as Your or Your spouse's own compensation, but only to the extent that such spouse's compensation is not being used for purposes of the spouse making a contribution to a Roth IRA or a deductible contribution to a non-Roth IRA.

5. No amount is required to be distributed prior to Your death. Notwithstanding any provision of this Roth IRA to the contrary, the distribution of Your interest in the Roth IRA shall be made in accordance with the requirements of Code Section 408(b)(3), as modified by Code
     Section 408A(c)(5), and the regulations thereunder, the provisions of which are incorporated by reference. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distributions from this Roth IRA must satisfy the requirements of Code
     Section 408(a)(6), and the regulations thereunder, rather than the distribution rules appearing below. Upon Your death, Your interest will be distributed at least as rapidly as follows:

     A. If Your designated beneficiary is someone other than Your spouse, the entire interest will be distributed, starting by the end of the calendar year following Your death, over the remaining life expectancy of Your designated beneficiary, with such life expectancy determined using the age of the beneficiary as of the beneficiary's birthday in the year following the year of Your death, or in accordance with paragraph C, below.

     B. If Your sole designated beneficiary is Your spouse, the entire interest will be distributed, starting by the end of the calendar year following the calendar year of Your death (or by the end of the calendar year You would have attained age 70 1/2 if later), over Your spouse's life, or in accordance with paragraph C below. If Your surviving spouse dies before distributions are required to begin, the remaining interest will be distributed, starting by the end of the calendar year following the calendar of Your spouse's death, over the spouse's designated beneficiary's remaining life expectancy determined using such designated beneficiary's age as of the beneficiary's birthday in the year following the death of the spouse, or, if elected, in accordance with paragraph C, below. If Your surviving spouse dies after distributions are required to begin, any remaining interest will be distributed over Your spouse's remaining life expectancy determined using Your spouse's age on Your spouse's birthday in the year of Your spouse's death.

     C. If there is no designated beneficiary, or if applicable through paragraphs A and B, above, the entire interest will be distributed by the end of the calendar year containing the fifth anniversary of Your death (or of Your spouse's death in the case of a surviving spouse's death before distributions are required to begin under paragraph B, above). The amount to be distributed under paragraphs A or B, above, is the quotient obtained by dividing the value of the Roth IRA as of the end of the preceding year by the remaining life expectancy specified. Life expectancy is determined using the Single Life Table in Q & A-1 of regulation 1.401(a)(9)-9. If distributions are made to Your surviving spouse as the sole beneficiary, such spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to such spouse's age in that year. In all other cases, the remaining life expectancy for a year is the number in the Single Life Table corresponding to the beneficiary's age in the year specified in paragraph A or B and reduced by 1 for each subsequent year.

     D. The "value" of the Roth IRA includes the amount of any outstanding rollover, transfer, and recharacterization under Q & A-7, and 8, of regulation 1.408-8.

   E. If Your designated beneficiary is Your surviving spouse, Your spouse may treat the contract as Your spouse's own Roth IRA.
This
       election will be deemed to have been made: if the surviving spouse makes a rollover or other contribution into this contract; or if the surviving spouse has failed to take a required distribution as a beneficiary.

6. Subject to regulatory approval, We will send You a copy of any amendment needed to maintain the annuity on a tax qualified basis. It will be deemed accepted by You unless returned to Us within 10 days of receipt.

7. A distribution from Your Roth IRA may be includible in Your gross income, and may in addition be subject to a 10% penalty tax, unless it is a qualified distribution. After 5 years, a distribution may be a qualified distribution if made: on or after Your age 59 1/2; or because You are disabled as defined in Code Section 72(m)(7); or upon Your death; or to buy, build or rebuild Your main home, if You are a first time home buyer.

8. This plan is intended to qualify under the Internal Revenue Code for tax favored status. Language contained in the contract referring to Federal tax statutes or rules is informational and instructional. This language is not subject to approval or disapproval by the state in which the contract is issued for delivery. Your qualified status is the controlling factor as to whether Your funds will receive tax favored treatment rather than the annuity contract. Please ask Your tax advisor if You have any questions as to whether or not You qualify.

9. This amendment is effective as of the later of: the date the contract is issued; or the date the contract is converted from an IRA to a Roth IRA.

Signed for the Federal Kemper Life Assurance Company at its home office in Schaumburg, Illinois.

/s/ Debra P. Rezabek                                  /s/ Gale K. Caruso
     Secretary                                              President

S-9365                                                               Page 3 of 3